Exhibit 99.1

Abbott Names Robert B. Ford Chairman of the Board; Miles D. White to Retire as Executive Chairman

ABBOTT PARK, Ill., Dec. 10, 2021 — Abbott announced that its Board of Directors has elected Chief Executive Officer Robert B. Ford as Chairman of the Board, effective today. Miles D. White, executive chairman and former CEO, will step down from the Abbott Board effective today and will retire after a remarkable 38-year career with the Company.

"We're grateful for Miles' leadership and his exceptional work to transform Abbott into the leading health technology company that it is today," said William A. Osborn, lead director and chair of the Nominations and Governance committee. "Robert has continued to strengthen Abbott's position by advancing our industry-leading pipeline while managing the Company’s significant contributions during the pandemic."

"It's been my privilege to serve Abbott and its many stakeholders, reshaping the Company to keep it relevant and strong while medicine, technology and society have evolved," said Mr. White. "Abbott will be in good hands with Robert's leadership, and I want to thank the Board and my colleagues – current and past – for their support during my tenure."

"I want to thank Miles for all he's done for Abbott and the people we serve, as well as his mentorship and friendship throughout my career," said Mr. Ford. "It's my honor to work alongside the Board and my global team to deliver on the unprecedented opportunities in front of us, so Abbott continues to lead in the reshaping of the future of healthcare."

About Abbott:

Abbott is a global healthcare leader that helps people live more fully at all stages of life. Our portfolio of life-changing technologies spans the spectrum of healthcare, with leading businesses and products in diagnostics, medical devices, nutritionals and branded generic medicines. Our 109,000 colleagues serve people in more than 160 countries.

Connect with us at www.abbott.com, on LinkedIn at www.linkedin.com/company/abbott-/, on Facebook at www.facebook.com/Abbott and on Twitter @AbbottNews.

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Abbott Financial: Scott Leinenweber, 224-668-0791 Abbott Media: Scott Stoffel, 224-668-5201

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